Stone Ridge Trust
Class M Shares Distribution Plan Pursuant to Rule 12b-1

Appendix A

Stone Ridge Reinsurance Risk Premium Fund
Stone Ridge High Yield Reinsurance Risk Premium Fund
Stone Ridge U.S. Variance Risk Premium Fund
Stone Ridge U.S. Small Cap Variance Risk Premium Fund